FOR IMMEDIATE RELEASE	NEWS
May 9, 2013	NYSE: NGS
Exhibit 99

 NGS Reports Earnings of 32 cents per Diluted Share in the First Quarter 2013
Double-Digit Percentage Increases Year-over-Year and Sequentially

 MIDLAND, Texas May 9 , 2013 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces its financial results for the three months ended March 31, 2013.

Revenue: Total revenue was $24.0 million, a decrease from $26.4 million, or 9%, for the three months ended March 31, 2013, compared to the same period ended March 31, 2012. This decrease is due to the first half of a non-recurring sale of units from our fleet during the first quarter of 2012. Rental revenues increased 17% in the same year-over-year period and 7% sequentially. Total revenues increased 2% between the fourth quarter of 2012 and this current period.

Gross Margins: Total gross margin increased 9% from $11.2 million for the period ended March 31, 2012 to $12.2 million for the period ended March 31, 2013. Sequentially, gross margin increased 7% from $11.4 million to $12.2 million. Overall gross margin percentage was 51% for the three months ended March 31, 2013, compared to 43% for the same period ended March 31, 2012. This increase is primarily the result of a mix shift to higher margin rentals and flare sales from lower margin compressor sales, although we did also experience greater profitability in our compressor sales line.

Operating Income: Operating income for the three months ended March 31, 2013 was $6.1 million, up 9% from the comparative prior year's level of $5.6 million. This increase was primarily driven by a shift in our product mix and generally higher margins. Sequentially, operating income increased 11% to $6.1 million for the three months ended March 31, 2013 from $5.5 million.

Net Income:  Net income for the three months ended March 31, 2013 increased 14% to $4.0 million, when compared to net income of $3.5 million for the same period in 2012.  Net income margins for the three months ended March 31, 2013 increased to 17% from 13% for the three months ended March 31, 2012. This increase was mainly the result of the shift toward compressor rentals in this period. Net income increased 12% in sequential quarters from $3.6 million to $4.0 million.

Earnings per share:  Comparing the three months of 2013 versus 2012, earnings per diluted share improved to 32 cents from 29 cents, or 10%.  Diluted earnings increased 10% per share, to 32 cents from 29 cents, between sequential quarters.

EBITDA:  EBITDA increased 13% to $10.7 million or 45% of revenue for the three months ended March 31, 2013 versus $9.4 million or 36% of revenue for the same three months ended March 31, 2012. Please see discussion of Non-GAAP measures.

Cash flow: At March 31, 2013, cash and cash equivalents were approximately $31.3 million; working capital was $53.1 million with a total debt level of $897 thousand, all of which was classified as non-current. Positive net cash flow from operating activities was approximately $10.9 million during the first three months of 2013 compared to $14.8 million for the same period in 2012. The changes in operating cash flow relate exclusively to normal variations in our working capital accounts.

Commenting on first quarter 2013 results, Stephen C. Taylor, President and CEO, said:

"Although we had some revenue variability this quarter compared to the year ago quarter due to a non-recurring sale, we were successful in replacing a good amount of that revenue and, most importantly, increasing our gross margin, operating income and net income profitability. Netting out the effect of the non-recurring sale, we have continued to grow all our business lines with our core rental compression business continuing to be especially vibrant as demonstrated by the 17% year-over-year and 7% sequential revenue increases. Our rental fleet utilization has increased to 79% and we now have over 35% of the rental compressor fleet installed in oil or liquids oriented basins. All these factors reinforce the position we hold in the market as a premier wellhead compression provider."

Selected data: The table below shows revenues, percentage of total revenues, gross margin, exclusive of depreciation, and gross margin percentage of each business segment for the three months ended March 31, 2013 and 2012.  Gross margin is the difference between revenue and cost of sales, exclusive of depreciation.

	Revenue				Gross Margin, Exclusive of Depreciation(1)
	Three months ended March 31,				Three months ended March 31,
	2013		2012		2013		2012
	(dollars in thousands)
Sales	$7,835	32%	$12,432	47%	$2,953	24%	$2,877	26%
Rental	16,007	67%	13,738	52%	9,195	75%	8,229	73%
Service & Maintenance	141	1%	206	1%	73	1%	113	1%
Total	$23,983		$26,376		$12,221		$11,219

(1) For a reconciliation of gross margin to its most directly comparable financial measure calculated and presented in accordance with GAAP, please read “Non-GAAP Financial Measures” below.

 Non GAAP Measures: “EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization.  EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs.  Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business.  However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance.  EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of net income to EBITDA and gross margin is as follows:

	Three months ended March 31,
	(dollars in thousands)
	2013	2012
Net income	$3,994	$3,508
Interest expense	30	3
Provision for income taxes	2,448	2,150
Depreciation and amortization	4,238	3,787
EBITDA	$10,710	$9,448
Other operating expenses	1,846	1,810
Other income	(335)	(39)
Gross margin	$12,221	$11,219

"Gross margin" is defined as total revenue less cost of sales (excluding depreciation and amortization expense).  Gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components.  Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities.  Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding the company's performance.  As an indicator of operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.  Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, May 9, 2013 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months ended March 31, 2013.

About Natural Gas Services Group, Inc. (NGS):
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coal bed methane, gas shale and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Lindsay Naylor, Investor Relations
(432) 262-2700 Lindsay.naylor@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$31,281	$28,086
Trade accounts receivable, net of allowance for doubtful accounts of $392 and $437, respectively	5,430	6,691
Inventory, net of allowance for obsolescence of $258 and $211, respectively	24,767	26,509
Prepaid income taxes	—	275
Prepaid expenses and other	402	475
Total current assets	61,880	62,036
Rental equipment, net of accumulated depreciation of $74,079 and $70,266, respectively	154,758	151,015
Property and equipment, net of accumulated depreciation of $8,830 and $8,441 respectively	7,244	7,475
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $2,097 and $2,060, respectively	2,121	2,157
Other assets	29	29
Total assets	$236,071	$232,751
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	2,543	3,420
Accrued liabilities	4,766	5,817
Current income tax liability	6	522
Deferred income	1,466	2,027
Total current liabilities	8,781	11,786
Line of credit, non-current portion	897	897
Deferred income tax liability	46,189	43,741
Other long-term liabilities	222	502
Total liabilities	56,089	56,926
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,306 and 12,241 shares issued and outstanding, respectively	123	122
Additional paid-in capital	88,985	88,823
Retained earnings	90,874	86,880
Total stockholders' equity	179,982	175,825
Total liabilities and stockholders' equity	$236,071	$232,751

NATURAL GAS SERVICES GROUP, INC. CONDENSED INCOME STATEMENTS (in thousands, except earnings per share) (unaudited)

	Three months ended
	March 31,
	2013	2012
Revenue:
Sales, net	$7,835	$12,432
Rental income	16,007	13,738
Service and maintenance income	141	206
Total revenue	23,983	26,376
Operating costs and expenses:
Cost of sales, exclusive of depreciation stated separately below	4,882	9,555
Cost of rentals, exclusive of depreciation stated separately below	6,812	5,509
Cost of service and maintenance, exclusive of depreciation stated separately below	68	93
Selling, general, and administrative expense	1,846	1,810
Depreciation and amortization	4,238	3,787
Total operating costs and expenses	17,846	20,754
Operating income	6,137	5,622
Other income (expense):
Interest expense	(30)	(3)
Other income	335	39
Total other income	305	36
Income before provision for income taxes	6,442	5,658
Provision for income taxes	2,448	2,150
Net income	$3,994	$3,508
Earnings per share:
Basic	$0.33	$0.29
Diluted	$0.32	$0.29
Weighted average shares outstanding:
Basic	12,282	12,169
Diluted	12,379	12,262

NATURAL GAS SERVICES GROUP, INC. CONDENSED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Three months ended
	March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,994	$3,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,238	3,787
Deferred taxes	2,448	2,150
Stock based compensation	133	323
Gain on disposal of assets	(1)	—
Gain on extinguishment of liability	(223)	—
Changes in current assets and liabilities:
Trade accounts receivables, net	1,261	2,575
Inventory, net	1,742	379
Prepaid income taxes and prepaid expenses	348	(174)
Accounts payable and accrued liabilities	(1,928)	(1,334)
Current income tax liability	(516)	—
Deferred income	(561)	3,627
NET CASH PROVIDED BY OPERATING ACTIVITIES	10,935	14,841
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,713)	(1,787)
NET CASH USED IN INVESTING ACTIVITIES	(7,713)	(1,787)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from other long-term liabilities, net	(57)	(6)
Proceeds from exercise of stock options	30	—
NET CASH USED IN FINANCING ACTIVITIES	(27)	(6)
NET CHANGE IN CASH AND CASH EQUIVALENTS	3,195	13,048
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,086	16,390
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,281	$29,438
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$31	$—
Income taxes paid	$516	$—
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$—	$4,010